EXHIBIT 8(j)(iii)
AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
Among
T. ROWE PRICE FIXED INCOME SERIES, INC.,
T. ROWE PRICE INVESTMENT SERVICES, INC.
and
INDIANAPOLIS LIFE INSURANCE COMPANY
(Successor in Interest to IL Annuity and Insurance Company)
     The Participation Agreement, made and entered into as of September 5, 1995, and amended on June 1, 2001, by and among INDIANAPOLIS LIFE INSURANCE COMPANY (successor in interest to IL Annuity and Insurance Company), a stock life insurance company organized under the laws of Indiana, on its behalf and on behalf of each segregated asset account of the Company set forth on the attached Schedule A, and the undersigned funds, each, a corporation organized under the laws of Maryland, and T. ROWE PRICE INVESTMENT SERVICES, INC., a Maryland corporation, is hereby amended effective as of June 30, 2003, as follows:
     1. All references to IL Annuity and Insurance Company are hereby changed to “Indianapolis Life Insurance Company” to reflect the statutory merger of IL Annuity and Insurance Company with and into its parent, Indianapolis Life Insurance Company. Indianapolis Life Insurance Company shall be deemed to make all representations and warranties and shall accept all duties and obligations of IL Annuity and Insurance Company under this Participation Agreement.
     2. Article XI is hereby deleted in its entirety and replaced with the following Article XI:
Article XI
Notices
     Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Fund:	T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Attention: Henry H. Hopkins, Esq.

If to the Company:	Indianapolis Life Insurance Company
555 South Kansas Avenue
Topeka, Kansas 66603
Attention: Michael H. Miller, Vice President

And	Ameritas Life Insurance Corp.
5900 O Street
Lincoln, Nebraska 68510
Attention: Debra Powell

If to the Underwriter:	T. Rowe Price Associates, Inc.
100 East Pratt Street
Baltimore, Maryland 21202
Attention: Darrell N. Braman, Esq.
Copy to: Henry H. Hopkins, Esq.
     3. Schedule A shall be deleted and replaced with the attached Schedule A.
     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to the Participation Agreement to be executed in its name and on behalf of its duly authorized representative as of June 30, 2003.

COMPANY:	INDIANAPOLIS LIFE INSURANCE COMPANY

By its authorized officer

	By:	/s/ James A. Smallenberger
	Title:	Secretary

FUND:	T. ROWE PRICE FIXED INCOME SERIES, INC.

By its authorized officer

	By:	[illegible]
	Title:	Vice President

UNDERWRITER:	T. ROWE PRICE INVESTMENT SERVICES, INC.

By its authorized officer

	By:	/s/ Laura H. Chaney
	Title:	Vice President

SCHEDULE A

Name of Separate Account and Date	Contracts Funded by
Established by Board of Directors	Separate Account	Designated Portfolios
ILICO Separate Account 1 (11-1-94)	VA-95	T. Rowe Price Fixed Income Series Inc.
	VCA-97	• T. Rowe Price Limited Bond Portfolio

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